                                                                    EXHIBIT 12-1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                     FISCAL YEAR ENDED JANUARY 31,
                                         -----------------------------------------------------
                                           1999        1998       1997       1996       1995
                                         --------    --------    -------    -------    -------
                                                        (DOLLARS IN THOUSANDS)
Earnings before fixed charges:
  Income before income taxes and
     extraordinary item................  $124,097    $ 76,640    $36,710    $17,953    $ 2,398
  Fixed charges........................    65,854      32,901     19,840     18,521     17,736
                                         --------    --------    -------    -------    -------
                                         $189,951    $109,541    $56,550    $36,474    $20,134
                                         ========    ========    =======    =======    =======
Fixed charges:
  Interest expense.....................  $ 43,453    $ 16,914    $ 9,877    $10,004    $ 9,202
  Interest component of rent
     expense(1)........................    22,401      15,987      9,963      8,517      8,534
                                         --------    --------    -------    -------    -------
                                         $ 65,854    $ 32,901    $19,840    $18,521    $17,736
                                         ========    ========    =======    =======    =======

Ratio of earnings to fixed charges.....      2.9x        3.3x       2.9x       2.0x       1.1x
                                         ========    ========    =======    =======    =======

---------------
(1) Calculated as one-third of total rent expense.